UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 15, 2009
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 8, 2009, Novelis Inc. (the “Company”) entered into a separation and release agreement (the “Agreement”) with the Company’s former President and Chief Operating Officer, Martha Brooks, regarding the terms of her departure from the Company. The Agreement became effective on May 15, 2009, seven days from the date of execution.
     Pursuant to the Agreement, Ms. Brooks will receive a goodwill incentive consisting of 1,000,000 stock appreciation rights of Hindalco Industries Limited (“Hindalco”) common stock (“SARs”) at an exercise price of INR 60.50. Each SAR shall be equivalent to one Hindalco share. The SARs, which vested on May 8, 2009, may be exercised, in whole or in part, at any time during a three year exercise period commencing May 8, 2009. Any unexercised SARs shall lapse at the end of the exercise period. The value of one SAR will be the increase in the price of one Hindalco share from the exercise price subject to a maximum price of INR 143.75. The value shall be paid in cash to Ms. Brooks within two weeks of each exercise. Additionally, the Company agreed to indemnify Ms. Brooks under its director and officer insurance policies and released her from future claims relating to her employment with Novelis.
     As consideration for the goodwill incentive, Ms. Brooks provided a release to the Company waiving any and all claims she may have against the Company; agreed to provide continued cooperation with any pending or future litigation, proceeding or hearing; and agreed to not disclose any proprietary information obtained while working at the Company. Additionally, Ms. Brooks agreed to provide general consulting services to Novelis for up to 10 hours a month for a period of six months. Should she provide more than 10 hours of consulting per month, Ms. Brooks will be paid at an hourly rate of $625 subject to a maximum of $5,000 per day.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: May 21, 2009	By:	/s/ Christopher M. Courts
Christopher M. Courts
Assistant General Counsel and Corporate Secretary